EXHIBIT 99.1

Sacramento, CA - September 18, 2003

The American River Holdings Board of Directors (Nasdaq: AMRB) has declared a 3-for-2 stock split on the outstanding shares of Common Stock of the Corporation. The stock split will be payable on October 31, 2003, to American River Holdings' shareholders of record at the close of business on October 17, 2003.

U.S. Banker Magazine recently ranked American River Holdings number thirty-four on their "Top Publicly Traded Community Banks" list. As previously announced, American River Holdings reported earnings for the second quarter of 2003 of $1,303,000, compared with $1,027,000 recorded for the second quarter of 2002. Diluted earnings per share increased 25% from $0.36 for the second quarter of 2002 to $0.45 for the second quarter of 2003. This marked the Company's seventy-eighth consecutive profitable quarter.

David Taber, President & CEO of American River Holdings commented, "We expect that splitting the stock will enable us to broaden our shareholder base by making more shares available and attractive to the public."

American River Holdings is a financial services company with three affiliates, American River Bank, a community business bank with offices in Sacramento and Placer County, North Coast Bank, a community business bank with offices in Sonoma County and first source capital, headquartered in Sacramento, which provides equipment lease financing on a brokerage basis for businesses throughout the country.

RELATED WEBSITES: www.americanriverbank.net, www.northcoastbank.com, www.firstsourcecapital.com, www.amrb.com

FORWARD-LOOKING STATEMENTS

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, changes in the interest environment including interest rates charged on loans, earned on securities investments and paid on deposits, competition effects, fee and other non interest income earned, general economic conditions, nationally, regionally, and in the operating market areas of the Company and its subsidiaries, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the conduct of the war on terrorism, the threat of terrorism or the impact of potential military conflicts and the conduct of war on terrorism by the United States and its allies, as well as other factors. To gain a more complete understanding of the uncertainties and risks involved in the Company's business, this press release should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 2002.

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